UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2007 (May 30, 2007)

DGSE COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	1-11048	88-0097334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2817 Forest Lane, Dallas, Texas	75234
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 484-3662

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On May 30, 2007, we completed our acquisition of Superior Galleries, Inc., which we refer to as Superior. For more information about this acquisition, see the disclosure set forth under Item 2.01 below.

Entry into Registration Rights Agreement.

Upon the consummation of the acquisition of Superior, we entered into a registration rights agreement with Stanford International Bank Ltd., our second largest stockholder and a principal lender to our combined company, which we refer to as Stanford. The registration rights agreement obligates us to register for resale under the Securities Act the shares of our common stock which may be issued upon the exercise of the “A” warrants or the “B” warrants (a description of which is set forth under Item 2.01 below), as liquidated damages upon a default under the registration rights agreement or as a distribution on any of the foregoing shares, which we refer to collectively as the registrable shares. We must, at our expense, file the registration statement by June 4, 2007 and use our commercially reasonable efforts to have the registration statement declared effective by August 28, 2007. We must maintain the effectiveness of the registration statement at our expense for a period of up to three years. Thereafter, if Stanford or any of its designees owns any registrable securities and we are eligible to register the registrable securities on a Form S-3, we have agreed to maintain the registration statement effective under the Securities Act to register the resale of the registrable securities, but at the expense of Stanford and its assignees.

If we do not comply with our registration obligations, we have agreed to issue to each holder of an “A” warrant, as of the first day of our failure to comply and for every consecutive 3-month period in which we are not in compliance, as liquidated damages, additional “A” warrants to purchase five percent of the aggregate number of shares of our common stock issuable upon the exercise in full of the “A” warrants then held by each warrant holder. The “A” warrants have an exercise price of $1.89 per share.

The holders of registrable securities also have limited “piggyback” registration rights. These rights are triggered with respect to registrable shares if we register shares of our common stock under the Securities Act at a time when registrable shares are not covered by an effective registration statement. These rights are triggered with respect to both the registrable shares and shares of our common stock acquired by Stanford or its designees in the Superior acquisition if we register for resale specified shares of our common stock held by Dr. Smith, other than shares acquired upon the exercise of his stock options, at a time when registrable shares or any of those merger shares are not covered by an effective registration statement.

The registration rights agreement also provides the warrant holders with customary indemnification rights.

A copy of the registration rights agreement is attached hereto as Exhibit 99.1, and is incorporated herein by reference. The foregoing description of the registration rights agreement is qualified in its entirety by reference to the full text of the agreement.

Entry into Amended and Restated Loan and Security Agreement.

In connection with our acquisition of Superior, Superior amended and restated its loan and security agreement with Stanford. For more information about the revised Stanford credit facility, see the disclosure set forth under Item 2.03 below.

Entry into Corporate Governance Agreement.

In connection with the acquisition of Superior, we entered into a corporate governance agreement with our two largest post-acquisition stockholders, Dr. Smith, our chairman and chief executive officer, and Stanford, the principal lender to our combined company. Pursuant to this agreement, subject to the applicable fiduciary duties of our board of directors, and our good faith compliance with applicable law and regulations, we have agreed to recommend the following directors to constitute our board of directors: Dr. Smith; William H. Oyster, our president and chief operating officer; David Rector, a newly elected director of our board; two current independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) of our board who are expected to be William P. Cordeiro and Craig Alan-Lee; and two independent directors (as the term “independent director” is defined for purposes of the Nasdaq Capital Market listing standards) to be nominated by Stanford, who are expected to be Mitchell T. Stoltz and Richard Matthew Gozia. Both Messrs. Rector and Stoltz served as directors of Superior prior to the acquisition.

A copy of the corporate governance agreement is attached hereto as Exhibit 99.2, and is incorporated herein by reference. The foregoing description of the corporate governance agreement is qualified in its entirety by reference to the full text of the agreement.

Entry into Escrow Agreement.

In connection with the closing of the acquisition of Superior, we entered into an escrow agreement with American Stock Transfer & Trust Company, as escrow agent, and Stanford, as stockholder agent. The escrow agent will be responsible for establishing, maintaining and administrating the escrow account. For a description of the escrow account, see the disclosure set forth under Item 2.01 below.

We will pay the escrow agent customary fees for its services and will reimburse the escrow agent’s out-of-pocket expenses. In performing any duties under the escrow agreement, the escrow agent will not be liable to any party for damages, losses or expenses, except for gross negligence or willful misconduct on its part. The escrow agent will not incur any liability for any action taken or omitted in reliance upon an instrument, including any written statement or affidavit, that the escrow agent in good faith believes to be genuine. We and, to the extent of the assets on deposit in the escrow account, the pre-acquisition Superior stockholders are obligated jointly and severally to indemnify and hold the escrow agent harmless against any and all losses, including reasonable costs of investigation, attorneys fees and disbursements, that may be imposed on or incurred by the escrow agent in connection with the performance of its duties under the escrow agreement.

The escrow agent may resign at any time by written notice to us and the stockholder agent, and we may remove the escrow agent at any time. We will be responsible for appointing a successor escrow agent.

A copy of the escrow agreement is attached hereto as Exhibit 99.3, and is incorporated herein by reference. The foregoing description of the escrow agreement is qualified in its entirety by reference to the full text of the agreement.

Entry into Employment Agreements.

Upon the consummation of the acquisition of Superior, we entered into amended and restated employment agreements with Dr. L.S. Smith, a director of our board and our chairman and chief executive officer, and William H. Oyster, a director of our board and our president and chief operating officer, and into a new employment agreement with John Benson, our chief financial officer. For more information about these employment agreements, please see the disclosure set forth under Item 5.02 below.

Item 2.01.     Completion of Acquisition of Assets.

Acquisition of Superior.

On May 30, 2007, we completed our acquisition of Superior Galleries, Inc., which we refer to as Superior, pursuant to an amended and restated agreement and plan of merger and reorganization dated as of January 6, 2007, which we refer to as the merger agreement, with Superior and Stanford International Bank Ltd., then Superior’s largest stockholder and its principal lender, which we refer to as Stanford, as stockholder agent for the Superior stockholders. The merger agreement was initially entered into on July 12, 2006 and amended and restated on January 6, 2007. Pursuant to the merger agreement, Superior merged with and into a newly-created, wholly-owned subsidiary of our company, and became our wholly-owned subsidiary. Pursuant to the merger agreement, in connection with the merger, we issued approximately 3.6 million shares of our common stock to Superior stockholders.

Our outstanding shares of common stock remained unchanged in the merger.

Escrow.

Approximately 15% of the shares issuable to Superior stockholders at the closing of the acquisition have been placed in an escrow account to satisfy indemnification obligations of Superior stockholders under the merger agreement and to pay specified fees and expenses of the stockholder agent. The escrow account is scheduled to be closed and any remaining assets distributed to Superior stockholders on May 30, 2008, subject to extension if any claim is then pending. The escrow account is governed by the terms of an escrow agreement, a description of which is set forth under Item 1.01 above.

Issuance of Warrants.

Immediately preceding the closing of our acquisition of Superior, Stanford exchanged approximately $8.4 million of outstanding Superior debt for approximately 5 million shares of Superior common stock, at an exchange rate of $1.70 per share.

In consideration of the debt exchange described above, and of Stanford entering into an $11.5 million credit facility with Superior, a description of which is set forth under Item 2.03 below, and making a substantial portion of that credit facility available to us and our other subsidiaries, we issued warrants to Stanford and its designees at the closing of the acquisition. These warrants are exercisable for an aggregate of 845,634 shares of our common stock at an exercise price of $1.89 per share, which we refer to as the “A” warrants, and an aggregate of 863,000 shares of our common stock at an exercise price of $0.001 per share, which we refer to as the “B” warrants. All of the warrants will be exercisable for seven years, until May 29, 2014.

Both the “A” warrants and “B” warrants contain customary anti-dilution provisions which would adjust the exercise price and number of shares subject to the warrant in the event of specified actions.

The warrants have a net exercise provision, which enables the holder to choose to exercise the warrant without paying cash by receiving a number of shares having a market value equal to the excess of the aggregate market value of the shares for which the warrant is being exercised over the aggregate exercise price due under the warrant. This right is available only if the shares are being publicly traded. In addition, the warrants feature an “easy sale” exercise provision, which enables the holder to pay the exercise price from the proceeds of the “same day” sale of the shares of common stock issued upon the exercise of the warrant. This right is available only if permitted by applicable law and applicable trading market regulations.

A copy of the form of “A” and “B” warrants is attached hereto as Exhibit 99.4, and is incorporated herein by reference. The foregoing description of the warrants is qualified in its entirety by reference to the full text of the warrant.

Assumption of Options.

At the effective time of our acquisition of Superior, each outstanding option to purchase shares of Superior common stock was converted into an option to purchase shares of our common stock. Each assumed Superior option is exercisable for a number of shares of our common stock equal to the number of Superior shares covered by the Superior option, multiplied by the exchange ratio of 0.2731, rounded to the nearest whole number of shares, and has an exercise price equal to the exercise price of the Superior option divided by the exchange ratio, but not less than the par value of our common stock. Except for these adjustments to identity of the issuer of the option, the type and number of shares subject to the option and the exercise price of the option, the other terms of the assumed options remained substantially the same. We assumed options to acquire approximately 95,380 shares of our common stock in the acquisition.

Stockholder Agent.

Stanford is serving as the stockholder agent for the pre-acquisition Superior stockholders. Under the merger agreement and related escrow agreement, the stockholder agent serves as the exclusive agent, attorney-in-fact and representative of all pre-acquisition Superior stockholders under the merger agreement and escrow agreement.

The stockholder agent may resign at any time by written notice to us and the escrow agent. Stanford will be responsible for appointing a successor stockholder agent, as it held a majority of the shares of Superior outstanding immediately preceding the acquisition. The successor stockholder agent must be a pre-acquisition affiliate of Superior, a current or prior director or officer of Superior, or reasonably acceptable to us. If Stanford fail to appoint a successor stockholder agent within 10 days of the resignation of the stockholder agent, we may, but will not be obligated to, petition a proper court to appoint a successor.

For more information about the acquisition, including the warrants, the assumption of options, the escrow arrangements, and the stockholder agent, see our joint proxy statement/prospectus dated April 26, 2007, which forms part of our registration statement (No. 333-140890) on Form S-4 and was filed with the SEC on April 26, 2007.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Upon the consummation of our acquisition of Superior, and after the exchange by Stanford of $8.4 million of Superior debt for shares of Superior common stock, a description of which is set forth under Item 2.01 above, Superior amended and restated its credit facility with Stanford. The amended and restated commercial loan and security agreement, which we refer to as the loan agreement, decreased the available credit line from $19.89 million to $11.5 million, reflecting the $8.4 million debt exchange. Interest on the outstanding principal balance will continue to accrue at the prime rate, as reported in the Wall Street Journal, or, during an event of default, at a rate 5% greater than the prime rate as so reported.

The new credit facility is split into two revolving loans of $5 million and $6.5 million. Loan proceeds can only be used for customer loans consistent with specified loan policies and procedures and for permitted inter-company transactions. Permitted inter-company transactions are loans or dividends paid to us or our other subsidiaries. We guaranteed the repayment of these permitted inter-company transactions pursuant to a secured guaranty in favor of Stanford. In connection with the secured guarantee, Stanford and Texas Capital Bank, N.A., our primary lender, entered into an intercreditor agreement with us, and we entered into a subordination agreement with Superior, both of which subordinate Stanford’s security interests and repayment rights to those of Texas Capital Bank.

The new credit facility matures on May 1, 2011, provided that in case any of several customary events of default occurs, Stanford may declare the entire principal amount of both loans due immediately and take possession and dispose of the collateral described below. An event of default includes, among others, the following events: failure to make a payment when due under the loan agreement; breach of a covenant in the loan agreement or any related agreement; a representation or warranty made in the loan agreement or related agreements is materially incorrect; a default in repayment of borrowed money to any person; a material breach or default under any material contract; certain bankruptcy or insolvency events; and a default under a third-party loan.

Superior is obligated to repay the first revolving loan from the proceeds of the inventory or other collateral purchased with the proceeds of the loan.

The loans will be secured by a first priority security interest in substantially all of Superior’s assets, including inventory, accounts receivable, promissory notes, books and records and insurance policies, and the proceeds of the foregoing. In addition, pursuant to the secured guaranty and intercreditor arrangements described above, Stanford will have a second-order security interest in all of our accounts and inventory.

The loan agreement includes a number of customary covenants applicable to Superior, including, among others: punctual payments of principal and interest under the credit facility; prompt payment of taxes, leases and other indebtedness; maintenance of corporate existence, qualifications, licenses, intellectual property rights, property and assets; maintenance of satisfactory insurance; preparation and delivery of financial statements for us and separately for Superior in accordance with generally accepted accounting principles, tax returns and other financial information; inspection of offices and collateral; notice of certain events and changes; use of proceeds; notice of governmental orders which may have a material adverse effect, SEC filings and stockholder communications; maintenance of property and collateral; and payment of Stanford expenses.

In addition, Superior has agreed to a number of negative covenants in the loan agreement, including, among others, covenants not to: create or suffer a lien or other encumbrance on any collateral, subject to customary exceptions; incur, guarantee or otherwise become liable for any indebtedness, subject to customary exceptions; acquire indebtedness of another person, subject to customary exceptions and permitted inter-company transactions; issue or acquire any shares of its capital stock; pay dividends other than permitted inter-company transactions or specified quarterly dividends, or directors’ fees; sell or abandon any collateral except in the ordinary course of business or consolidate or merge with another entity; enter into affiliate transactions other than in the ordinary course of business on fair terms or permitted inter-company transactions; create or participate in any partnership or joint venture; engage in a new line of business; pay principal or interest on subordinate debt except as authorized by the credit facility; or make capital expenditures in excess of $100,000 per fiscal year.

A copy of the amended and restated commercial loan and security agreement is attached hereto as Exhibit 99.5, and is incorporated herein by reference. The foregoing description of the loan agreement is qualified in its entirety by reference to the full text of the agreement.

Item 5.02.     Compensatory Arrangements of Certain Officers.

Executive Employment Agreements.

Upon the consummation of the acquisition of Superior, we entered into amended and restated employment agreements with Dr. L.S. Smith, a director of our board and our chairman and chief executive officer, and William H. Oyster, a director of our board and our president and chief operating officer, and into a new employment agreement with John Benson, our chief financial officer.

Employment Agreement - Smith. The revised employment agreement for Dr. Smith amends and restates his existing employment agreement and sets forth the terms of his employment as chairman and chief executive officer. The agreement has an initial 3-year term, and will be automatically renewed thereafter for successive one-year terms unless either party provides at least 120 days notice not to renew. It provides for a signing bonus of $100,000 upon execution of the agreement and a base annual salary of at least $425,000. In addition, it provides for an annual bonus in an amount not less than one-half of his annual salary, payable on each January 31 in respect of the prior calendar year, with half of the payment being contingent upon our stock price having increased at least 10% during that calendar year. For purposes of the 2007 calendar year, the first day will be deemed to be May 30, 2007 and the 10% increase requirement will be prorated accordingly. In addition, Dr. Smith will be entitled to life insurance of $2,000,000 payable to beneficiaries of his choice, disability insurance equal to half of his base salary, medical insurance and other benefits.

Employment Agreement - Oyster. The revised employment agreement for Mr. Oyster amends and restates his existing employment agreement and sets forth the terms of his employment as president and chief operating officer. The agreement has an initial 5-year term, and will be automatically renewed thereafter for successive one-year terms unless either party provides at least 120 days notice not to renew. It provides for a signing bonus of $50,000 upon execution of the agreement and a base annual salary of at least $250,000. In addition, it provides for an annual bonus in an amount not less than one-half of his annual salary, payable on each April 30 in respect of the prior calendar year, with half of the payment being contingent upon our EBIT (earnings before interest and taxes) having increased at least 6% during that calendar year. In addition, Mr. Oyster will be entitled to life insurance of $1,000,000 payable to beneficiaries of his choice, disability insurance equal to half of his base salary, medical insurance and other benefits

Employment Agreements - Smith and Oyster. Under the revised employment agreements of Dr. Smith and Mr. Oyster, if the executive is terminated due to an illness, injury or other incapacity which prevents him from carrying out or performing fully the essential functions of his duties for a period of 180 consecutive days, or due to his death, the executive (or his legal representative) will be entitled to receive his salary for a period of one year following the date of termination and the pro rata portion of this bonus for the prior calendar year. If Dr. Smith would have been terminated for either reason on January 1, 2007 and his revised employment agreement had then been in effect, we would have been obligated to pay him $425,000 in 26 bi-weekly installments of $16,346 each. If Mr. Oyster would have been terminated for either reason on January 1, 2007 and his revised employment agreement had then been in effect, we would have been obligated to pay him $250,000 in 26 bi-weekly installments of $9,615 each.

In the event either executive is terminated for “cause”, he would be entitled to the pro rata share of the bonus paid to him for the calendar year immediately preceding his termination. If either executive would have been terminated for “cause” on January 1, 2007 and his revised employment agreement had then been in effect, we would not have been obligated to pay him any additional severance pay.

In the event either executive is terminated other than for “cause”, or if either executive resigns for “good reason”, he would be entitled to receive a lump sum payment of (i) his base salary for the remainder of the current year, plus (ii) the maximum bonus he would have been entitled to receive for the current year, plus (iii) three years salary based on the salary then in effect. If Dr. Smith would have been terminated other than for “cause” or resigned for “good reason” on January 1, 2007 and his revised employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $1.91 million. If Mr. Oyster would have been terminated other than for “cause” or resigned for “good reason” on January 1, 2007 and his revised employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $1.13 million.

In the event either executive resigns other than for “good reason”, he would be entitled to receive a lump sum payment of (i) his base salary for the remainder of the current year, plus (ii) a pro rata share of the maximum bonus he would have been entitled to receive for the current year, plus (iii) one year salary based on the salary then in effect. If Dr. Smith would have resigned other than for “good reason” on January 1, 2007 and his revised employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $850,000. If Mr. Oyster would have resigned other than for “good reason” on January 1, 2007 and his revised employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $500,000.

In addition, in the event of the termination of Dr. Smith’s employment, we would be required to maintain medical health benefits for him and his wife until both are covered by a comparable health insurance plan provided by a subsequent employer or their earlier death. This obligation has an estimated present cost to us of $32,100 (assuming payment for a 36-month period). In the event of the termination of Mr. Oyster’s employment, we would be required to maintain medical health benefits for him and his wife for a period of 18 months or, if earlier, until both are covered by a comparable health insurance plan provided by a subsequent employer. This obligation has an estimated cost to us of $17,200.

In the event of the termination of either executive’s employment, other than for termination by the executive for “good reason”, the executive may not for a period of two years compete with us in the state in which we conduct business during the employment term, currently Texas.

For purposes of the two executives’ revised employment agreements:

•
“cause” is defined as (i) conviction of the executive for a felony involving dishonest acts during the term of the agreement, (ii) any “willful” and material misapplication by the executive of DGSE funds, or any other material act of dishonesty committed by him, or (iii) the executive’s “willful” and material breach of the agreement or “willful” and material failure to substantially perform his duties thereunder (other than a failure resulting from mental or physical illness) after written demand for substantial performance is delivered by our board of directors which specifically identifies the manner in which the board believes the executive has not substantially performed his duties and the executive fails to cure his nonperformance. We are obligated to provide the executive 30 days written notice setting forth the specific reasons for our intention to terminate him for cause and an opportunity for him to be heard before our board of directors, and to deliver to the executive a notice of termination from our board of directors stating that a majority of the board found, in good faith, that the executive had engaged in the “willful” and material conduct referred to in the notice;

•	an act or failure to act is “willful” if done, or omitted to be done, by the executive in bad faith and without reasonable belief that his action or omission was in our best interest;

•
“good reason” is defined as (i) a change in the executive’s status or positions with us that, in his reasonable judgment, represents a demotion, (ii) the assignment to the executive of any duties or responsibilities that, in the executive’s reasonable judgment, are inconsistent with his existing status or position, (iii) layoff or involuntary termination of the executive’s employment, except in connection with the termination of the executive’s employment for “cause” or as a result of his retirement, disability or death, (iv) a reduction by us in the executive’s base salary, (v) any “change in control” occurring more than one year after the effective date of the agreement, (vi) the failure by us to continue in effect any employee benefit plan in which the executive is participating at the effective date of the agreement, other than as a result of the normal expiration of the plan in accordance with its terms, except to the extent that we provide the executive without substantially equivalent benefits, (vii) the imposition of any requirement that the executive be based outside the Dallas-Fort Worth metropolitan area, (viii) our failure to obtain the express assumption of the agreement by any successor to our company, or (ix) any violation by us of any agreement (including the revised employment agreement) between us and the executive; and

•
“change in control” is defined as (A) any person or group becomes the beneficial owner of shares representing 20% or more of the combined outstanding voting power of our company, (B) in any 12-month period, our directors at the beginning of that period cease to constitute a majority of our board of directors and a majority of the initial directors still in office neither elected all of the new directors nor nominated them all for election by our stockholders, or (C) a person or group acquires in any 12-month period gross assets of our company constituting at least 50% of the fair market value of all our gross assets.

Employment Agreement - Benson. The new employment agreement for Mr. Benson sets forth the terms of his employment as chief financial officer. The agreement has an initial 2-year term. It provides for a base annual salary of $175,000 and an annual bonus to be determined by our board of directors. Upon the termination of his employment, Mr. Benson will be entitled to, among other things, (1) in case of termination by us during the initial term other than for cause, base salary for the remainder of the initial term plus six months; and (2) in case of termination by us after the initial term other than for cause, three months of annual base salary.

If we terminate Mr. Benson’s employment during the initial 2-year term, he would be entitled to receive a lump sum payment of (i) his base salary for the remainder of the initial term, plus (ii) six months salary based on the salary then in effect. If Mr. Benson would have been terminated by us on January 1, 2007 and his revised employment agreement had then been in effect, we would have been obligated to pay him a lump sum payment of $437,500. If we terminate Mr. Benson’s employment after the initial 2-year term, he would be entitled to receive a lump sum payment of three months salary based on the salary then in effect.

In the event Mr. Benson resigns upon not less than 30 days notice to us, and we immediately relieve Mr. Benson of his duties, he would be entitled to receive a lump sum payment of his salary until the date his resignation was to be effective. If Mr. Benson would have delivered a resignation notice to us on January 1, 2007 indicating his decision to resign on March 1, 2007, his revised employment agreement had then been in effect, and we immediately relieved him of his duties and terminated the employment agreement, we would have been obligated to pay him a lump sum payment of $29,000.

A copy of the executive employment agreements with Dr. Smith and Messrs. Oyster and Benson are attached hereto as Exhibits 99.6, 99.7 and 99.8, respectively, and each agreement is incorporated herein by reference. The foregoing descriptions of the executive employment agreements are qualified in their entirety by reference to the full text of the agreements.

Item 5.03.     Amendment to Articles of Incorporation.

Increase in Number of Authorized Shares of Common Stock.

On May 22, 2007, we amended our articles of incorporation to increase the number of authorized shares of common stock from 10,000,000 to 30,000,000. A copy of the certificate of amendment filed with the Nevada Secretary of State is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 7.01.      Regulation FD Disclosure.

Press Release.

On May 31, 2007, DGSE issued a press release announcing that it had completed the acquisition of Superior. A copy of the press release is attached as Exhibit 99.9 to this report.

 The disclosure in this Item 7.01, and the press release being filed as an exhibit, are being furnished and will not be deemed “filed” for the purposes of section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 8.01.     Other Events.

Special Meeting of Stockholders.

On May 22, 2007, at a special meeting of our stockholders, our stockholders approved each of the following proposals, as described in our joint proxy statement/ prospectus dated April 26, 2007, which forms part of our registration statement (No. 333-140890) on Form S-4 and was filed with the SEC on April 26, 2007:

Proposal No. 1 - To adopt and approve the merger agreement described under Item 2.01 above, and to approve the reorganization contemplated thereby, including the issuance of shares of our common stock to Superior stockholders, and the issuance of options and warrants to acquire shares of our common stock, pursuant to the merger agreement. Of the 4,913,290 shares of our common stock outstanding, 3,275,718 shares (or 66.7%) voted in person or by proxy for this proposal.

Proposal No. 2 - To approve an amendment to our articles of incorporation to increase the number of authorized shares of our common stock by 20,000,000 shares, to a total of 30,000,000 shares. Of the 4,913,290 shares of our common stock outstanding, 3,267,773 shares (or 66.5%) voted in person or by proxy for this proposal.

Item 9.01.      Financial Statements and Exhibits.

(a)    Financial Statements of Business Acquired.

Financial statements and selected financial information of Superior are included in our joint proxy statement/prospectus dated April 26, 2007, which forms part of our registration statement (No. 333-140890) on Form S-4 and was filed with the SEC on April 26, 2007, which we refer to as our proxy statement, in the sections entitled “Summary Selected Historical Consolidated Financial Data of Superior”, “Consolidated Financial Statements for the Six Month Period Ended December 31, 2006 - Superior” and “Consolidated Financial Statements for the Fiscal Year Ended June 30, 2006 - Superior” beginning on pages 16, F-21 and F-37 of our proxy statement, respectively, and are incorporated herein by reference.

(b)     Pro Forma Financial Information.

Pro forma financial information giving effect to a January 1, 2006 acquisition of Superior and the related transactions is included in our proxy statement in the sections entitled “Summary Selected Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 19 and 89 of the proxy statement, respectively, and are incorporated herein by reference.

(c)     Exhibits.

Exhibit No.	Description	Comment

3.1	Certificate of Amendment to Articles of Incorporation, dated May 22, 2007	Incorporated by reference to Exhibit 3.8 of our Form S-8, filed May 29, 2007

99.1	Registration Rights Agreement with Stanford International Bank Ltd., dated as of May 30, 2007	Incorporated by reference to Exhibit 2.7 of our Form 8-K, filed January 9, 2007

99.2	Corporate Governance Agreement with Dr. L.S. Smith and Stanford International Bank Ltd., dated as of May 30, 2007	Incorporated by reference to Exhibit 2.8 of our Form 8-K, filed January 9, 2007

99.3	Escrow Agreement with American Stock Transfer & Trust Company and Stanford International Bank Ltd., as stockholder agent, dated as of May 30, 2007	Filed herewith

99.4	Form of Warrants	Incorporated by reference to Exhibit 2.4 of our Form 8-K, filed January 9, 2007

99.5	Amended and Restated Commercial Loan and Security Agreement, by and between Superior Galleries Inc. and Stanford International Bank Ltd., dated as of May 30, 2007	Incorporated by reference to Exhibit 2.3 of our Form 8-K, filed January 9, 2007

99.6	Employment Agreement with L.S. Smith, dated as of May 30, 2007	Filed herewith

99.7	Employment Agreement with William H. Oyster, dated as of May 30, 2007	Filed herewith

Exhibit No.	Description	Comment

99.8	Employment Agreement with John Benson, dated as of May 30, 2007	Filed herewith

99.9	Press release dated May 31, 2007(1)	Filed herewith(1)
_________________
(1)
This exhibit is being furnished and will not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2007	DGSE COMPANIES, INC. By: /s/ Dr. L.S. Smith Dr. L.S. Smith Chairman & Chief Executive Officer